UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDICAL CARE TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Room 815, No. 2 Building Beixiaojie, Dongzhimen Nei
Beijing, People’s Republic of China 10009
 (Address of principal executive offices and Zip Code)

(8610) 6407 0580
 (Registrant's telephone number, including area code)

Consulting Agreements with Various Individuals
 (Full title of the plan)

The Corporation Trust Company of Nevada
311 S. Division Street, Carson City, NV 89703
(775) 888-4070
 (Name, address and telephone number, including area code, of agent for service)

**Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum of offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.00001 per share	285,000,000	$0.0005	$142,500.00	$16.33
_________________
(1)	Represents shares of common stock issuable to consultants pursuant to consulting agreements with the Registrant.

(2)
Pursuant to Rule 457(c) of the Securities Act, the proposed maximum offering price per share is calculated upon the basis of the average of the high and low prices as reported on www.Nasdaq.com for September 17, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

This Registration Statement is being filed in order to register the offer and sale by Medical Care Technologies Inc., a Nevada corporation (the “Company”), of up to 285,000,000 shares of its common stock, par value $0.00001 per share. Such common stock is issuable pursuant to the terms of certain consulting agreements entered into between the Company and certain individuals serving as consultants to the Company. These consulting agreements are referred to herein as the “plans,” and the consultants are referred to as “participants in the plans.”

The information specified in Part I of Form S-8 will be sent or given to participants in the plans as specified by Rule 428(b) under the Securities Act of 1933, as amended.  Such documents are not being filed with the Securities and Exchange Commission (“Commission”), but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.   Incorporation of Certain Documents by Reference.

The following documents filed by us with the Commission are incorporated by reference in this Registration Statement:

(1)	Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on April 16, 2012;

(2)	Definitive Proxy Statement, filed with the Commission on February 6, 2012;

(3)
Current Reports on Form 8-K, filed with the Commission on September 14, 2012, July 27, 2012, July 17, 2012, May 25, 2012, May 4, 2012, April 27, 2012, March 30, 2012, and December 15, 2011, respectively;

(4)	Quarterly Reports on Form 10-Q and amendments thereto, filed with the Commission on August 17, 2012, July 30, 2012, May 24, 2012, and May 15, 2012, respectively; and

(5)
Description of Common Stock incorporated by reference in our Registration Statement on Form 8-A (file number 000-53665), filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Commission on May 7, 2009, including any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents with the Commission.  Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein) modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable

Item  6.   Indemnification of Directors and Officers.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under Section 78.751 of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our Articles of Incorporation provide that we will indemnify our directors and officers against personal liability to the fullest extent permitted under Nevada law as set forth in our bylaws. Our bylaws include an indemnification provision under which we have the power to indemnify, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us.

Section 78.752 of the Nevada Revised Statutes and our bylaws also permit us to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of such person’s actions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers, employees, or agents pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.    Exemption From Registration Claimed.

Not Applicable.

Item  8.  Exhibits.

		Incorporated by reference			Not Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation and Amendments.

3.2	Bylaws.	S-1	05/30/08	3.2	*

4.1	Articles of Incorporation and Amendments. (See exhibit 3.1)

4.2	Specimen Stock Certificate.

5.1	Opinion of Russell C. Weigel, III, P.A.

10.53	New Administrative Services Agreement (China) dated April 1, 2012 between Medical Care Technologies Inc. and JK Moy.

10.54	Business Advisory and Consulting Agreement dated April 1, 2012 between Medical Care Technologies Inc. and A. McMurray-Nelson.

10.55	Administrative and Support Services Agreement between Medical Care Technologies Inc. and Margaret Yuen Yuen Chang.

10.56	Agreement dated April 23, 2012 between Medical Care Technologies Inc. and David Lubin, Esq.

10.57	New Engineering Services Agreement dated May 1, 2012 between Medical Care Technologies Inc. and Barry P.N. Tsai.

23.1	Consent of Russell C. Weigel, III, P.A. (contained in Exhibit 5.1).

23.2	Consent of malone bailey, LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on signature page)

*
Not filed herewith. In accordance with Rule 411(c) promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

Item  9.   Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide  offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada on this 20th day of September, 2012.

MEDICAL CARE TECHNOLOGIES INC.

By:	/s/ Ning C. Wu
Ning C. Wu
Chief Executive Officer and Director (Principal Executive Officer)

By:	/s/ Hui Liu
Hui Liu
Treasurer and Director
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ning C. Wu his true and lawful attorney-in-fact and agent with full power of substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ning C. Wu	Chief Executive Officer and Director	September 20, 2012
Ning C. Wu	(Principal Executive Officer)

/s/ Hui Liu	Treasurer and Director	September 20, 2012
Hui Liu	(Principal Financial and Accounting Officer)

/s/ Sean Lee Heung	Director	September 20, 2012
Sean Lee Heung

/s/ Tang Ping	Director	September 20, 2012
Tang Ping

/s/ Ping Hai Shen	Director	September 20, 2012
Ping Hai Shen

EXHIBIT INDEX

		Incorporated by reference			Not Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation and Amendments.

3.2	By laws.	S-1	05/30/08	3.2	*

4.1	Articles of Incorporation and Amendments. (See exhibit 3.1)

4.2	Specimen Stock Certificate.

5.1	Opinion of Russell C. Weigel, III, P.A.

10.53	New Administrative Services Agreement (China) dated April 1, 2012 between Medical Care Technologies Inc. and JK Moy.

10.54	Business Advisory and Consulting Agreement dated April 1, 2012 between Medical Care Technologies Inc. and A. McMurray-Nelson.

10.55	Administrative and Support Services Agreement between Medical Care Technologies Inc. and Margaret Yuen Yuen Chang.

10.56	Agreement dated April 23, 2012 between Medical Care Technologies Inc. and David Lubin, Esq.

10.57	New Engineering Services Agreement dated May 1, 2012 between Medical Care Technologies Inc. and Barry P.N. Tsai.

23.1	Consent of Russell C. Weigel, III, P.A. (contained in Exhibit 5.1).

23.2	Consent of Malone Bailey, LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on signature page)

*
Not filed herewith. In accordance with Rule 411(c) promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.